Exhibit 99.1

OMNIQ Corp to Present at Spring Into Action – Best Ideas Virtual Investor Conference on May 17th – 20th, 2022.

SALT LAKE CITY / ACCESSWIRE / May 12, 2022 / OMNIQ Corp (NASDAQ:OMQS), a provider of Supply Chain and Artificial Intelligence (AI)-based Machine Vision Solutions has been invited to present at the Spring Into Action – Best Ideas Virtual Investor conference, which is being held virtually on May 17th – 20th, 2022. Shai Lustgarten, Chief Executive Officer will present at the conference.

OMNIQ Corp is scheduled to present on Tuesday May 17th at 10am MT. Management will be available for one-on-one meetings to be held throughout the conference. The presentation will be webcast live and available for replay at https://www.webcaster4.com/Webcast/Page/2882/45574

To receive additional information, request an invitation or to schedule a one-on-one meeting, please email angie.wright@issuerdirect.com.

Investors can register here.

About the MicroCap Rodeo Spring Into Action Best Ideas Conference

The MicroCap Rodeo is back with its “Best Ideas Bowl.” This conference is a virtual conference that brings you the top 36 best ideas. Qualified institutional investors recommended each of the 36 companies represented as one of their best ideas.

About OMNIQ Corp:

OMNIQ Corp. provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real-time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management, and access control applications. The technology and services provided by the Company help clients move people, assets, and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

OMNIQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $29 billion by 2022, and the Ticketless Safe Parking market, forecast to grow to $5.2 billion by 2023. For more information please visit www.omniq.com.

Contact:

Corporate Contact

Koko Kimball

(385) 758-9241

IR@omniq.com

SOURCE: OMNIQ Corp.